Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Announces Second Quarter 2009 Financial Results

– Revenues from Continuing Operations Increase to $125.9 Million –

– Conference Call Today at 4:30 p.m. Eastern Time –

INCLINE VILLAGE, NV, July 30, 2009 — PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today reported financial results for the second quarter ended June 30, 2009.

Total revenues from continuing operations for the second quarter of 2009 were $125.9 million, an 18 percent increase from $106.5 million for the same period in 2008. The increase was due primarily to royalty revenues driven by higher product sales of Avastin®, and Lucentis®, which are marketed by Genentech, Inc., a subsidiary of F. Hoffman-LaRoche Ltd., and sales of Tysabri®, which is marketed by Elan Corporation Plc. and Biogen Idec Inc. Royalty revenues are based on first quarter 2009 product sales by PDL’s licensees and include $18.9 million for Synagis®, which is marketed by MedImmune, Inc. Also included in the second quarter revenue was the second and final installment of $12.5 million from Alexion Pharmaceuticals, Inc. based on the companies’ December 2008 settlement and license agreement. When compared with 2008, royalty revenue for foreign sourced sales was negatively impacted by changes in foreign exchange rates; approximately 50 percent of underlying product sales is in currencies other than U.S. dollars.

“We have seen significant increases in sales of Tysabri and other products in our licensing portfolio, demonstrating that these products are fulfilling the promise of the underlying humanization technology,” said John McLaughlin, president and chief executive officer of PDL BioPharma. “We paid our first post spin-off dividend to stockholders this quarter, and expect to pay the second dividend on October 1 as we continue to optimize our assets to benefit stockholders.”

Total general and administrative expenses from continuing operations in the second quarter of 2009 were $5.6 million compared with $10.9 million in the second quarter of 2008. The decrease was primarily driven by the Company’s reduced cost structure. Significant expense items for the second quarter of 2009 are legal fees of $2.7 million, professional fees and insurance of $1.0 million, compensation and benefits of $0.8 million, costs associated with monetization efforts of $0.3 million and non-cash stock compensation costs of $0.2 million. Net income for the second quarter of 2009 was $77.2 million, or $0.47 per diluted share, compared with a net income of $33.9 million in the same period of 2008, or a net income of $0.24 per diluted share.

Also in the second quarter, the Company made open market purchases totaling $55 million of its 2% convertible notes due in 2012 and its 2.75% convertible notes due in 2023.

Net cash provided by operating activities was $103.4 million for the first half of 2009 as compared with net cash provided by operating activities of $7.5 million for the first half of 2008. At June 30, 2009, PDL had cash, cash equivalents, short-term investments and restricted cash of $192.7 million, compared with $147.5 million at December 31, 2008.

2009 Dividends

PDL previously announced that it would pay two dividends to its stockholders in 2009 of $0.50 per share. The first dividend, totaling $59.7 million, was paid on April 1, 2009 to all stockholders who owned shares of PDL on March 16, 2009. The second dividend will be paid on October 1, 2009 to all stockholders who own shares of PDL on September 17, 2009.

2009 Financial Guidance

PDL reaffirms its previous revenue guidance and continues to anticipate strong revenue growth in 2009 increasing from 2008 to a range of $310 to $325 million excluding MedImmune royalties. Revenue growth expectations are primarily driven by increases in product sales of Avastin, Herceptin, Lucentis and Tysabri.

PDL expects its general and administrative expenses for 2009 to range from $20 to $22 million, of which approximately 50 percent is related to legal expense, patent defense and other professional fees. Net income after taxes for 2009 including MedImmune is projected in the range of $200 to $215 million and cash generated in 2009 is expected to be in the range of $285 to $300 million. PDL had previously guided that net income would be in the range of $185 to $200 million and cash generated in 2009 to be in the range of $260 to $280 million.

Conference Call Details

To access the live conference call via phone, please dial (866) 510-0707 from the United States and Canada or (617) 597-5376 internationally. The conference ID is 27369299. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 6, and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 58547023.

To access the live and subsequently archived webcast of the conference call, go to the company’s Web site at http://www.pdl.com and click “Investors.” Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL BioPharma pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements, including PDL’s expectations with respect to its 2009 royalty revenues, expenses, net income and cash provided by operating activities.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

-Financial statements below-

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$125,864	$106,532	$188,486	$156,720
General and administrative expenses	5,590	10,925	10,283	23,634

Operating income	120,274	95,607	178,203	133,086
Gain from repurchase of convertible notes	1,195	—	1,195	—
Interest and other income, net	310	4,467	646	9,331
Interest expense	(3,357)	(3,555)	(6,931)	(7,110)

Income from continuing operations before income taxes	118,422	96,519	173,113	135,307
Income tax expense	41,185	1,673	58,419	2,707

Income from continuing operations	77,237	94,846	114,694	132,600
Loss from discontinued operations, net of income taxes (1)	—	(60,914)	—	(160,543)

Net income (loss)	$77,237	$33,932	$114,694	$(27,943)

Income (loss) per basic share
Continuing operations	$0.65	$0.80	$0.96	$1.12
Discontinued operations	—	(0.51)	—	(1.36)

Net income (loss) per basic share	$0.65	$0.29	$0.96	$(0.24)

Income (loss) per diluted share
Continuing operations	$0.47	$0.63	$0.69	$0.90
Discontinued operations	—	(0.39)	—	(1.06)

Net income (loss) per diluted share	$0.47	$0.24	$0.69	$(0.16)

Cash dividends declared per common share	$—	$—	$1.00	$—

Shares used to compute income (loss) per basic share	119,357	118,827	119,342	118,176

Shares used to compute income (loss) per diluted share	169,566	152,455	171,053	152,056

(1)	The financial results associated with both PDL’s former commercial operations which were sold in March 2008 and PDL’s former biotechnology operations which were spun off in December 2008 have been presented as discontinued operations for the three and six months ended June 30, 2008. There were no discontinued operations for the three and six months ended June 30, 2009.

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
Cash, cash equivalents, short-term investments and restricted cash	$192,702	$147,527
Total assets	$217,895	$191,142
Total stockholders’ deficit	$(306,982)	$(352,569)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Net income (loss)	$114,694	$(27,943)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	(4,818)	42,683
Changes in assets and liabilities	(6,503)	(7,226)

Net cash provided by operating activities	$103,373	$7,514

PDL BIOPHARMA, INC.

SUPPLEMENTAL INFORMATION ON DISCONTINUED OPERATIONS (1)

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Biotechnology Operations	2009	2008	2009	2008
Net revenues	$—	$5,361	$—	$12,502
Total costs and expenses	—	(49,747)	—	(65,071)
Income tax benefit	—	309	—	339

Loss from discontinued operations	$—	$(44,077)	$—	$(52,230)

	Three Months Ended June 30,		Six Months Ended June 30,
Commercial Operations	2009	2008	2009	2008
Net revenues	$—	$375	$—	$39,734
Total costs and expenses	—	(5,188)	—	(107,995)
Income tax expense	—	(12,024)	—	(40,052)

Loss from discontinued operations	$—	$(16,837)	$—	$(108,313)

(1)	The financial results associated with both PDL’s former commercial operations which were sold in March 2008 and PDL’s former biotechnology operations which were spun off in December 2008 have been presented as discontinued operations for the three and six months ended June 30, 2008. There were no discontinued operations for the three and six months ended June 30, 2009.